FIRST AMENDMENT
TO
RIGHTS AGREEMENT

THIS FIRST AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”), dated as of April 21, 2021, by and between Whitestone REIT, a Maryland real estate investment trust (the “Company”), and American Stock Transfer & Trust Company, LLC, as rights agent (the “Rights Agent”), amends the Rights Agreement, dated as of May 14, 2020, by and between the Company and the Rights Agent (the “Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, Section 27 of the Agreement provides, among other things, that the Company may, and the Rights Agent shall if the Company so directs, so long as the Rights are then redeemable, from time to time supplement or amend any provision of the Agreement in any respect without the approval of any holders of the Rights;

WHEREAS, the Company Board deems it advisable and in the best interests of the Company and its shareholders to amend certain provisions of the Agreement as set forth herein;

WHEREAS, the Company has provided an Officer’s Certificate in compliance with the terms of Section 27(e) of the Agreement, attached hereto as Exhibit A; and

WHEREAS, pursuant to and in accordance with Section 27 of the Agreement, the Company desires to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

1.Amendments.

(a) Paragraph (a) of Section 7 of the Agreement is amended by removing the reference to “May 13, 2021” and replacing it with “May 13, 2022”.

(b) Exhibit B to the Agreement is amended by removing the reference to “May 13, 2021” and replacing it with “May 13, 2022”.

(c) Exhibit C to the Agreement is amended by removing the reference to “May 13, 2021” and replacing it with “May 13, 2022”.

(d) The third sentence of the second paragraph of Exhibit C to the Agreement is amended by adding to the end of such sentence the phrase “and as an exhibit to a Registration Statement on Form 8-A/A filed on April 23, 2021”.

2.    Effect of this Amendment. The parties hereto intend that this Amendment constitutes an amendment of the Agreement as contemplated by Section 27 thereof. This

Amendment shall be deemed effective as of the date hereof. Except as expressly provided in this Amendment, the terms of the Agreement remain in full force and effect.

3.    Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

4.    Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Maryland and for all purposes shall be governed by, and construed in accordance with, the laws of such State applicable to contracts to be made and performed entirely in such State, without giving effect to any choice or conflict of laws provisions or rules that would cause the application of the laws of any jurisdiction other than such State; except that the rights, duties, immunities and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely in such State.

5.    Severability. If any term or provision of this Amendment is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms and provisions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

6.    Descriptive Headings. Headings of the sections of this Amendment and of the exhibit hereto are for convenience of the parties hereto only and shall be given no substantive or interpretative effect whatsoever.

7.    Further Assurances. The parties hereto shall cooperate and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Amendment, the Agreement and any transactions contemplated hereunder and thereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.
WHITESTONE REIT

By: _/s/ James C. Mastandrea_________
Name: James C. Mastandrea
    Title: Chairman and Chief Executive                             Officer

AMERICAN STOCK TRANSFER &
TRUST COMPANY, LLC,
as Rights Agent

By: _/s/ Michal A. Nespoli___________
Name: Michael A. Nespoli
Title: Executive Director, Relationship
Management

[Signature Page to First Amendment to Rights Agreement]

EXHIBIT A

OFFICER’S CERTIFICATE

April 21, 2021

Pursuant to Section 27 of the Rights Agreement, dated as of May 14, 2020 (the “Rights Agreement”), by and between Whitestone REIT, a Maryland real estate investment trust (the “Company”), and American Stock Transfer & Trust Company, LLC, as rights agent (the “Rights Agent”), the undersigned officer of the Company does hereby certify, solely in his capacity as an officer of the Company, that the First Amendment to Rights Agreement, to be entered into as of the date hereof by and between the Company and the Rights Agent, is in compliance with the terms of Section 27 of the Rights Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned hereby executes this Officer’s Certificate as of the date first above written.
WHITESTONE REIT

By: _/s/ James C. Mastandrea____
Name: James C. Mastandrea
Title: Chairman and Chief Executive Officer

[Signature Page to Officer’s Certificate]